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                                                                     EXHIBIT 5.2





                                 August 14, 2001



Jones, Walker, Waechter, Poitevent,
  Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170


Gentlemen:

         We have acted as special counsel in the State of New York (the "State") to Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and the guarantors identified in the Registration Statement described below (the "Guarantors") in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement"). The Registration Statement is being filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $300 million aggregate principal amount of the Company's registered 10 3/4% Senior Subordinated Notes due 2008 (the "Exchange Notes") for a like principal amount of the Company's unregistered 10 3/4% Senior Subordinated Notes due 2008 (the "Outstanding Notes"). The Guarantors will guarantee (the "Guarantees") the Exchange Notes on a senior subordinated basis. The Exchange Notes will be offered under the Indenture dated as of June 29, 2001 by and among the Company, the Guarantors and Firstar Bank, N.A., as trustee (the "Indenture").

         As such special counsel, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of the Indenture, the Guarantees and the form of the Exchange Notes (collectively, the "Transaction Documents") and such records of the Company and Guarantors, certificates of the Company, the Guarantors and of public officials, and such other documents as we have deemed



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Jones, Walker, Waechter, Poitevent,
  Carrere & Denegre, L.L.P.
August 14, 2001
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relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         For purposes of the opinions expressed below, we have assumed that the Transaction Documents have been duly authorized, executed and delivered by the respective parties thereto. As to matters of fact, we have relied exclusively on representations and warranties made by the parties in the Transaction Documents. We have made no independent investigation of the accuracy or completeness of such matters of fact.

         In rendering the following opinions, we have further relied, without independent investigation, upon the following assumptions:

         (a) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, in each case with respect to the factual matters set forth therein;

         (b) all corporate or limited liability company parties to the documents reviewed by us are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their business or otherwise required to be so qualified, and have full power and authority to execute, deliver, and perform their respective obligations under, such documents; each natural person party to the Transaction Documents has legal capacity to execute, deliver, and perform its respective obligations under, such documents, and all such documents have been duly authorized, executed and delivered by such parties;

         (c) all Transaction Documents that contain legal obligations constitute the legal, valid and binding obligations of the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms;

         (d) no consent, approval or authorization is required of any governmental authority outside the State by any person or entity other than those already obtained, in connection with the transactions contemplated by the Transaction Documents;



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Jones, Walker, Waechter, Poitevent,
  Carrere & Denegre, L.L.P.
August 14, 2001
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         (e) each natural person executing the Transaction Documents or any document referred to therein is legally competent to do so, and each Person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken;

         (f) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

         (g) the Transaction Documents will be enforced in circumstances and in a manner that is commercially reasonable and the conduct of the parties complies with any requirement of good faith and fair dealing; and

         (h) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

         The conclusions expressed below are limited to the application of the laws of the State, and we have, with your consent, not considered the applicability or the effect of any laws of any other state or any other jurisdiction or of the United States.

         Based upon and subject to the foregoing, it is our opinion that:

         (i) When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated in the manner provided for in the Indenture and (ii) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding Notes surrendered in exchange therefor, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy, and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

         (ii) When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated in the manner provided for in the Indenture and (ii) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding



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Jones, Walker, Waechter, Poitevent,
  Carrere & Denegre, L.L.P.
August 14, 2001
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Notes surrendered in exchange therefor, the Guarantees issuable by each
Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy, and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

         Our opinions are also subject to the effect of rules of law that may, if less than all of a contract is unenforceable, limit the enforceability of the remainder of the contract to circumstances in which the unenforceable part is not an essential part of the agreement.

         Our advice on each legal issue addressed herein represents our opinion concerning how that issue would be resolved were it to be considered by the highest court of the State. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances peculiar to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents.

         This opinion is limited to matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

         This letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein.

         Except as provided in the next paragraph, our opinions contained herein are rendered solely in connection with the Exchange Offer and may not be relied upon in any manner or quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any other purpose whatsoever, without our prior written consent.



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Jones, Walker, Waechter, Poitevent,
  Carrere & Denegre, L.L.P.
August 14, 2001
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         You may rely on this opinion in connection with your delivery to the
Commission of your opinion in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. Additionally, we consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder.


                                Very truly yours,


                                HOLLAND & KNIGHT LLP